Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 7th day of May 2026 (the “Effective Date”) by and between TIC Solutions, Inc. (“Company”) and Jennifer Phan (“Executive”).

WHEREAS, the Company desires to employ the Executive as its Chief Legal Officer and Secretary and Executive desires to accept such employment under the terms and conditions hereof.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive each hereby agree as follows:

ARTICLE I DEFINITIONS
1.1    Definitions. As used herein, the following terms shall have the following meanings.

(a)    “Benefit Continuation” means the continued participation for Executive and her eligible dependents in the Company Group’s medical and dental benefit plans, via an effective election by Executive under COBRA.

(b)    “Benefit Plans” means all medical and dental benefit plans of the Company Group and any group life insurance, group accident insurance and group disability insurance plans of the Company Group, in each case, as may be in effect from time to time.

(c)    “Board” means the board of directors of the Company.

(d)    “Business” means providing nondestructive testing and examination, inspection, rope access, materials and consulting engineering, geospatial services, maintenance, repair, industrial, and similar services; manufacturing products relating to any of the foregoing services; marketing, selling, and distributing such products and services; and any other primary business or operation in which any member of the Company Group is engaged or service in which any member of the Company Group performs.
(e)    “Cause” means any of the following:

(i)    the willful and continuous failure by Executive to substantially perform Executive’s duties with the Company or any member of the Company Group (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) within thirty (30) days after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties,

(ii)    misconduct or gross negligence by Executive provided (A) the Board has reasonably determined that the resulting harm to the Company Group from Executive’s misconduct or gross negligence cannot be adequately remedied, or (B) Executive fails to correct any resulting harm to the Company Group within thirty (30) days after a written demand for correction is delivered to

Executive by the Board which specifically identifies both the manner in which the Board believes that Executive has engaged in misconduct or gross negligence and an appropriate method of correcting any resulting harm to the Company Group,
(iii)    Executive’s conviction of or the entering of a plea of guilty or nolo contendere to the commission of a felony,
(iv)    fraud, embezzlement, or theft, against the Company Group, or a willful material violation by Executive of a policy or procedure of the Company Group, resulting, in any case, in economic harm to the Company Group, or
(v)    a breach of Executive’s representations or warranties contained in
Section 3.1.
(f)    “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, including codifications and rules thereunder and successor provisions and rules thereto.
(g)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.
(h)    “Competitive Products or Services” means any services or products competitive with any product or service sold, offered for sale, or under development by the Company Group as of the date of Executive’s termination of employment.
(i)    “Company Group” means the Company, together with any direct or indirect subsidiary of the Company, as well as any business, corporation, partnership, limited liability company or other entity designated by the Board and in which the Company or its subsidiary holds a controlling ownership interest, directly or indirectly.
(j)    “Confidential Information” as used in Sections 2.5, 2.6 and 2.7 of this Agreement, means all confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company Group that is not readily available to competitors, outside third parties and/or the public, including without limitation,

(i) data, designs, plans, notes, memoranda, work sheets, formulas, processes, patents, pricing, production methods and techniques, financial information and information about current or prospective customers and/or suppliers and customer and supplier lists; (ii) employees, research, goodwill, production, prices, costs, margins, and operating unit financial performance, salaries and expertise, customer preferences, contact information, key contacts, credit and purchasing history, and purchasing requirements and preferences; (iii) business methods, processes, practices or procedures; (iv) computer software and technology development; and (v) marketing, pricing strategies, business plans, and business strategy, including acquisition, merger and/or divestiture strategies.
(k)    “Customer” means any individual or entity that is a customer of the Company Group with whom Executive dealt, for whom Executive had direct supervisory, sales, or service responsibility, for whom Executive has knowledge is a customer of the Company Group, or about whom Executive received or had access to Confidential Information as a result of Executive’s employment and in the case of the employment having ended, at any time during the last twelve months of Executive’s employment with the Company.

(l)    “Disability” means Executive’s inability, or failure, to perform the essential functions of her position, with or without reasonable accommodation, for any period of six (6) months or more in any twelve (12) month period, by reason of any medically determinable physical or mental impairment.
(m)    “Equity Plan” means that certain Company 2024 Equity Incentive Plan, as may be amended from time to time, or any subsequent equity plan adopted by the Company in which the Executive participates.
(n)    “Good Reason” means the occurrence of one or more of the following conditions without the written consent of Executive:
(i)    a    material    diminution    in    Executive’s    authority,    duties,    or
responsibilities;
(ii)    any action or inaction that constitutes a material breach by the
Company of this Agreement; or
(iii)    a material diminution in the Executive’s Base Salary, Annual Bonus or Equity Plan award opportunity.
In order for a termination of employment to be on account of “Good Reason,” Executive must provide the Company with a written notice within ninety (90) days of the initial existence of a condition constituting Good Reason, must afford the Company thirty (30) days in which to remedy the condition, and if no such cure has been effectuated, must terminate employment within six (6) months of the initial existence of the identified condition constituting Good Reason.
(o)    “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
(p)    “Potential Customer” means a potential customer of the Company Group whom Executive solicited or helped the Company Group solicit or about whom Executive learned Confidential Information as a result of Executive’s employment and in the case of the employment having ended, at any time during the last twelve months of Executive’s employment with the Company.
(q)    “PPACA” means the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder.
(r)    “Restricted Employee” means any individual who Executive knows is an employee or officer of the Company Group at the time of contact or solicitation and with whom Executive had direct contact as a result of employment with the Company Group or whose identity Executive learned as a result of employment with the Company Group.
(s)    “Termination Date” means the date on which the Employment Period ends hereunder.
ARTICLE II EMPLOYMENT
2.1    Employment. The Company agrees to employ Executive and Executive hereby accepts such employment with the Company, upon the terms and conditions set forth in this

Agreement, for an indeterminate term as an employee at will subject to the supervision, will and pleasure of the Board with an expected start date of June 15, 2026 until such termination occurs in accordance with Section 2.4 hereof (the “Employment Period”).
2.2    Position and Duties.

(a)    During the Employment Period, Executive shall serve as the Chief Legal Officer and Secretary of the Company, and such other title and position of the Company’s subsidiaries as may be assigned to her from time to time. As Chief Legal Officer and Secretary, Executive’s duties shall be as may be prescribed by the Company’s constituent documents and as may be assigned by the Chief Executive Officer of the Company (the “CEO”) from time to time, commensurate with Executive’s positions. Executive shall report to the CEO and to the Board. Executive agrees to serve in any additional director, officer, or manager positions with the Company or any of its subsidiaries for no additional consideration upon the request of the Company.
(b)    Executive shall devote her best efforts and her full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company Group. The Executive shall perform her duties and responsibilities to the best of her abilities in a diligent, trustworthy, businesslike and efficient manner. In the performance of her duties hereunder, Executive shall at all times report and be subject to the lawful direction of the Board and perform her duties hereunder subject to and in accordance with the resolutions or any other determinations of the Board and the governing documents of the Company (and if applicable, member of the Company Group) and applicable law. During the Employment Period, except external board positions to which the Company has consented and only to the extent they do not conflict with or affect Executive’s ability to perform under this agreement, Executive shall not become an employee of any Person or entity other than any member of the Company Group nor engage in any other business or occupation including, without limitation, any activity that (i) conflicts with the interests of the Company Group, (ii) interferes with the proper and efficient performance of her duties for the Company Group, or

(iii) interferes with the exercise of her judgment in the best interests of the Company Group.
2.3    Base Salary, Bonus, Long Term Incentives and Benefits.

(a)    Base Salary. Subject to the terms of this Agreement, in consideration of Executive’s agreements contained herein, for each fiscal year of the Company during the Employment Period, Executive shall receive a Base Salary at an annual rate of Five Hundred Thousand Dollars and No Cents ($500,000.00) (“Base Salary”), with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. Executive’s Base Salary in subsequent fiscal years may be subject to adjustment pursuant to Section 2.3(g) hereof and any increase in such amount shall become the Base Salary under this Section 2.3(a).

(b)    Bonus Plan. During the Employment Period, Executive shall be eligible to receive an annual bonus (an “Annual Bonus”) under the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee of the Board within its sole discretion (the “Bonus Plan”). For the fiscal year commencing January 1, 2026 (“Fiscal 2026”), and each fiscal year thereafter, Executive shall have a target bonus opportunity equal to at least 75% of her current Base Salary (the “Target Bonus Amount”), subject to performance criteria to be established by the Compensation Committee of the Board within the first three (3) months of each fiscal year. For Fiscal 2026: (i) the performance target is budgeted EBITDA for the 2026 fiscal year (as may be adjusted from time to time in the sole discretion of the Compensation Committee of the Board, the “EBITDA Target”) and (ii) Executive shall be entitled to receive (x) 50% of the Target Bonus Amount if the EBITDA Target is achieved at a minimum of 95%,

(y) 100% of the Target Bonus Amount if the EBITDA Target is achieved and (z) 150% of the Target Bonus Amount if the EBITDA Target is exceeded by 10%. The Target Bonus Amount will be calculated on a sliding scale between 50% and 100% or between 100% and 110% depending on proportionate achievement of the EBITDA Target. Payment of Annual Bonuses, if any, to Executive shall be made in the fiscal year immediately following the fiscal year to which the Annual Bonus relates, in the same form and manner and at the same time that other senior-level executives receive their annual incentive compensation awards. Notwithstanding anything to the contrary herein, the Executive must be employed on the date of payment of the Annual Bonus in order to be entitled to receive such Annual Bonus except in the event of termination of Executive without cause by Company or termination by Executive for Good Reason.
(c)    Annual LTI Awards. During the Employment Period, Executive shall be eligible to participate in the Equity Plan and any other long term incentive plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee of the Board, within its sole discretion. So long as Executive continues to be employed with the Company as of the applicable grant dates, subject to annual approval by the Compensation Committee of the Board, Executive will be awarded long-term compensation awards under the Equity Plan and/or such other plans, programs or arrangements (each an “LTI Award”) of at least 120% of Executive’s Base Salary. The LTI Award shall be granted in the form of stock options, restricted stock units, performance shares or other forms of equity or long-term incentive as determined by the Compensation Committee of the Board and on terms to be specified by the Compensation Committee of the Board in its discretion. For Fiscal 2026, the Executive’s LTI Award shall be comprised of (i) $200,000 in time based restricted stock units (“RSUs”) which cliff vest on March 16, 2029, and (ii) $400,000 in performance-based restricted stock units (“PSUs”) which vest on or about March 16, 2029 if cumulative company EBITDA targets for 2026-2029 are met (collectively, the “2026 Grants”). The 2026 Grants shall be made as of the first day of the Executive’s employment with the Company based on the per share closing price of the common stock of the Company on that day and shall be governed by the terms and conditions set forth in individual award agreements to be entered into by and between the Company and the Executive.
(d)    Additional LTI Awards. In addition to the 2026 Grants, the Executive shall be granted the following additional LTI Awards under the Equity Plan: (i) $650,000 in time based RSUs, which shall vest in three equal installments on the first, second and third anniversary dates from the anniversary of the grant date provided that the Executive continues to be employed with the Company through the applicable vesting date(s), and (ii) $100,000 in performance-based PSUs, which shall vest on the third anniversary of issuance (if at all) if the per share stock price achieves two times (2x) the grant date per share price at any time during a three year period and shall expire on the 5 year anniversary of the issuance (collectively, the “Additional Grants”). The Additional Grants shall be made as of the first day of the Executive’s employment with the Company based on the per share closing price of the common stock of the Company on that day and shall be governed by the terms and conditions set forth in individual award agreements to be entered into by and between the Company and the Executive.
(e)    Benefits. During the Employment Period, Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company Group to all of its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. Executive will participate in the Company’s Flexible Time Off program in accordance with the Company’s policies, as in effect from time to time.
(f)    Office Location. During the Employment Period, Executive shall be based at the Company’s Houston corporate office, or such other location that may be mutually agreed between the parties and shall travel as necessary to perform her duties hereunder.
(g)    Annual Review. Notwithstanding anything to the contrary in this Agreement, during the Employment Period, Executive’s Base Salary, Annual Bonus and long-term incentive opportunity shall be reviewed and set annually by the Compensation Committee of the Board, within its sole discretion.
2.4    Termination.

(a)    General. The Employment Period shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by the Company by reason of Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company Group.
(b)    Termination for Cause or Voluntary Termination. If Executive is terminated by the Company for Cause or if the Executive voluntarily terminates her employment without Good Reason, the Executive shall be entitled only to her (i) accrued yet unpaid Base Salary through the Termination Date, payable as and when such accrued Base Salary would otherwise be payable and (ii) vested employee benefits in accordance with the terms of the applicable plan or program (collectively, the “Accrued Obligations”). Other than as specifically set forth in this Section 2.4(b), the Company shall have no further liability or obligation hereunder after the Termination Date.
(c)    Termination Without Cause or for Good Reason.

(i)    Except as set forth in Section 2.4(h) of this Agreement, if the Executive is involuntarily terminated by the Company without Cause or terminates her employment for Good Reason, the Executive shall be entitled to (x) the Accrued Obligations and (ii) any unpaid Annual Bonus with respect to any completed fiscal year which has not been paid as of the Termination Date, payable at the time the Company pays the Annual Bonus to the other Bonus Plan participants.

(ii)    Provided the Executive has executed and not revoked the General Release referred to in Section 2.4(i) below and provided that Executive complies with Sections 2.5 through 2.7 below, Executive shall also be entitled to:
(1)    severance pay in an aggregate amount equal to (x) one (1) times her annual Base Salary as in effect under Section 2.3(a) and (y) one (1) times her Target Bonus Amount as in effect under Section 2.3(b) in addition to acceleration of the vesting of the LTI Awards and Additional Grants (collectively, the “Severance Amount”), payable in equal installments over a 12-month period (the “Severance Period”), with the first payment being made on the first payroll date occurring on or after the Payment Commencement Date described in Section 2.4(i) below, less applicable income and employment tax withholdings; and

(2)    Benefit Continuation for the Severance Period, at the Company’s expense; provided, however, that if the Company’s providing Benefit Continuation would violate the non-discrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under applicable rules, the Company shall have the right to amend this Section 2.4(h)(iii) in a manner it determines, in its sole discretion, to comply with the PPACA.
(iii)    Notwithstanding anything to the contrary in this Agreement, in the event that Executive is determined to be a “specified employee” in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the regulations and other guidance issued thereunder for purposes of any Severance Amounts under this Section 2.4(c), such Severance Amounts shall begin on or be payable on the first payroll date that is more than six (6) months following the date of separation from service, but only to the extent that such payments do not satisfy either the short term deferral exception to Section 409A described in 26 CFR § l.409A-l(b)(4) (“Short Term Deferral Exception”) or, to the extent such payments do not satisfy the Short Term Deferral Exception, the involuntary termination exception to Section 409A described in 26 CFR § l.409A-l(b)(9). At all times, the right to all such installment payments made under this subsection (c) shall be treated as the right to a series of separate payments within the meaning of 26 CFR § l.409A-2(b)(2)(iii). In the event that a termination of employment occurs on or after December 1st of a calendar year that would entitle the Executive to Severance Amounts under Section 2.4(c)(ii) above, and such Severance Amounts are payable prior to the first payroll date that is more than six (6) months following the date of separation from service, such severance benefits shall commence no earlier than the first payroll date in the following calendar year and within ninety (90) days after such separation from service. Any amount that
(i) is payable upon termination of Executive’s employment with the Company under any provision of this Agreement, and (ii) is subject to the requirements of Section 409A, shall not be paid unless and until the Executive has Separated from Service as defined in Treasury Regulation Section l.409A-l(h).

(d)    No Mitigation. To the extent that Executive shall receive compensation for personal services from employment other than with the Company subsequent to a termination of Executive’s employment with the Company, the amounts so earned shall not be offset against the amounts (if any) due under this Agreement following Executive’s termination of employment.

(e)    Severance Forfeiture. Executive agrees that Executive shall be entitled to the Severance Amount as set forth in Section 2.4(c) only if Executive does not breach the provisions of the General Release, the Non-Compete or other material terms of this Agreement at any time during the period for which such payments are to be made. The Company’s obligation to make such payments will terminate upon the occurrence of any material breach during the Severance Period.
(f)    No Additional Severance. Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive, except as expressly set forth in this Section 2.4 and Executive hereby irrevocably waives any claim for any other severance compensation.
(g)    Death or Disability. The Company’s obligation under this Agreement terminates on the last day of the month in which the Executive’s death occurs or on the date of termination of employment on account of Executive’s Disability. The Company shall pay to Executive, or the Executive’s estate, all previously earned and accrued but unpaid Base Salary up to such Termination

Date, payable as and when such accrued Base Salary would otherwise be payable. Thereafter, Executive or her estate shall not be entitled to any further Base Salary, Annual Bonus or benefits for that year or any subsequent year, except as may be provided in an applicable benefit plan or program.

(h)    Cap on Certain Payments by the Company; Payment Procedures. Notwithstanding any provision in this Agreement, in the event that any payment or benefit of any type by the Company Group to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including, without limitation, the Compensation Incentive Amount, being hereinafter referred to as the “Total Payments”), would exceed the greatest amount that could be paid to Executive without Executive incurring an excise tax imposed by Section 4999 of the Code (or any similar tax that may be imposed), then the Total Payments to Executive under this Agreement (or any other employee plan, program, agreement or other arrangement) shall be reduced (or appropriately adjusted) to the maximum amount which may be paid without Executive becoming subject to such excise tax, but only if the net after-tax proceeds of such reduced amount would be greater than the net after-tax proceeds (taking into account the excise tax) of the unreduced Total Payments. If a reduction in the Total Payments is required under this Section 2.4(h), the Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of other benefits paid or provided; (ii) reduction of any cash payment; or (iii) reducing of vesting acceleration of equity awards. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reversed order of the dates of grant for the equity awards (i.e. the newest awards are cancelled first). If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Executive shall be advised of the determination as to which compensation will be reduced and the reasons therefor, and Executive and her advisors will be entitled to present information that may be relevant to that determination. In no event will the Company Group pay any excise tax imposed by Section 4999 of the Code or otherwise on behalf of Executive. No amounts or benefits which constitute nonqualified deferred compensation subject to Section 409A shall be forfeited or reduced pursuant to this Section 2.4(h) until all amounts and benefits not subject to Section 409A have been forfeited, and reduction or forfeiture of amounts subject to Section 409A shall be made first (to the extent necessary) out of payments and benefits which are due at the latest future date.

For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such excise tax: (A) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the excise tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (the “Independent Auditors”) selected by the Company and reasonably acceptable to Executive, the Total Payments and benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the excise tax, and (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purpose of determining the amount of the net after-tax proceeds of the reduced and unreduced Total Payments pursuant to this Section 2.4(h), Executive shall be deemed (I) to pay federal income and employment taxes at the applicable rates of federal income and employment taxation for the calendar year in which the compensation would be payable; and (II) to pay any applicable state or local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable taking into account any effect on federal income taxes from payment of state and local income taxes.
(i)    General Release. Any payments due to Executive under this Section 2.4 (other than the earned and accrued obligations on any payments due on account of Executive’s death) shall be conditioned upon Executive’s execution of a general release of claims in the form attached hereto as Exhibit A (subject to such modifications as the Company reasonably may request) that becomes irrevocable within sixty (60) days of the Termination Date. Payment of any amounts subject to Executive’s release shall be delayed until the 61st day following the Termination Date (the “Payment Commencement Date”) and any payments that are so delayed shall be paid on the Payment Commencement Date. If the sixty (60) day period following the Termination Date overlaps two (2) calendar years, then if and to the extent required to comply with Section 409A, any payment due to Executive under this Section 2.4 shall not be made on or before the January 1 of the second overlapped year. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)    To the extent any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Termination Date.
(ii)    To the extent any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following the Termination Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Termination Date.
All payments shall be subject to deductions for customary withholdings, including without limitation, federal and state withholding taxes and social security taxes. If Executive dies during the Severance Period, any remaining Severance Amounts shall be paid to her surviving spouse, or if there is no surviving spouse, to her estate.
2.5    Confidential Information.

(a)    Executive recognizes that the Company Group is engaged in the business of providing nondestructive testing and examination, inspection, rope access, materials engineering, maintenance, repair, industrial, and similar services; manufacturing products relating to nondestructive testing and examination; and marketing, selling, and distributing such products and services (collectively, the “Company’s Business”), which business requires for its successful operation the fullest security of its Confidential Information of which Executive will acquire knowledge during the course of her employment.
(b)    Executive shall use her best efforts and diligence both during and after her employment with the Company, regardless of how, when or why Executive’s employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information. Executive shall not, directly or indirectly, use (for herself or another) or disclose any Confidential Information, for so long as it shall remain proprietary, protectable as confidential and a trade secret information, except as may be necessary for the performance of Executive’s duties for the Company Group. For non-trade secrets, Executive shall maintain confidential all other Confidential Information of the Company during the term of her employment and for a period of two-years after the termination of her employment.
(c)    Executive shall promptly deliver to the Company, at the termination of the Employment Period or at any other time at the Company’s request, without retaining any copies, whether in written form or in any technological form, all documents, information and other material in Executive’s possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information.
(d)    Executive’s obligations under this Section 2.5 shall also extend to the confidential, trade secret and proprietary information learned or acquired by Executive during her employment from others with whom the Company Group has a business relationship.
(e)    Permitted disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Executive shall promptly provide written notice of any such order to an authorized officer of the Company Group.
(f)    Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(i)    Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and
(ii)    if Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the Company Group’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
2.6    Competitive Activity.

(a)    During the period commencing on the date hereof and ending on the date that is twelve (12) months from the date Executive is no longer employed by or providing services to the Company Group (the “Restricted Period”), Executive will not, within any geographic region over which Executive had supervisory responsibility, in the twelve (12) months preceding Executive’s separation from the Company Group (the “Restricted Territory”): (i) provide to any person or entity primarily engaged in the Business (each a “Competitive Business”) the same or similar services that Executive provided to the Company Group in the course of his or her employment; (ii) provide to any Competitive Business any services that require or inevitably will require disclosure of the Company Group’s trade secrets or other Confidential Information; or (iii) loan money or otherwise provide financial assistance to any person or entity engaged in the Business; provided, however, that nothing in this Agreement prohibits Executive from owning an interest in a mutual fund which has invested an entity engaged in the Business or otherwise owning less than two percent (2%) of a publicly traded company engaged in the same, so long as such investment is a passive investment and Executive is not directly or indirectly involved in the management or operation of such company .

(b)    Following expiration of the Restricted Period in Section 2.6(a) of this Agreement, Executive shall continue to be obligated under Section 2.5 of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectable as confidential or trade secret information.
(c)    Following termination of Executive’s employment with the Company for any reason, Executive agrees to advise the Company of her new employer, work location and job responsibilities within ten (10) days after accepting new employment (such disclosure shall be treated as confidential by the Company and not disclosed to any third party) if such new employment commences within twelve (12) months following the termination of the Executive’s employment with the Company. Executive further agrees to keep the Company so advised of any change in her employment for twelve (12) months following the termination of her employment with the Company.

(d)    Executive understands that the intention of Sections 2.5 and 2.6 of this Agreement is not to prevent the Executive from earning a livelihood and Executive agrees nothing in this Agreement would prevent Executive from earning a livelihood utilizing her general professional or technical skills in any business which is not directly or indirectly in competition with the primary Business of the Company Group.
(e)    Executive agrees that during Executive’s employment with the Company and for a period of twelve (12) consecutive month period after the termination of Executive’s employment, whether Executive’s termination of employment or service was voluntary or involuntary, the Executive will not, other than on behalf of the Company, in the Restricted Area, directly or indirectly: (i) sell, attempt to sell, or assist in selling any Competitive Products or Services to any Customer or Prospective Customer of the Company Group; (ii) provide any Competitive Products or Services to any Customer or Prospective Customer; (iii) have contact with, solicit, or direct or assist in the contact or solicitation of any Customers for the purpose of selling or providing any Competitive Products or Services; or (iv) induce or attempt to induce any of the Company Group’s Customers, vendors, suppliers, or other business relations to cease doing business with the Company Group, in whole or in part.
(f)    Executive agrees that during Executive’s employment with the Company and for a period of twelve (12) consecutive month period after the termination of Executive’s employment, whether Executive’s termination of employment or service was voluntary or involuntary, the Executive will not, directly or indirectly, (i) solicit or induce or attempt to solicit or induce any Restricted Employee to leave employment with the Company Group or cease performing services for the benefit of the Company Group or (ii) hire any Restricted Employee to provide services to anyone other than the Company Group.
(g)    In addition to any other remedies available to Company, including but not limited to injunctive relief as specified in Section 3.12 below, Executive’s material breach of Section 2.6 of this Agreement shall relieve the Company of its obligations (if any) to pay any further Severance Amounts under this Agreement.
2.7    Ideas, Inventions and Discoveries.

(a)    Executive shall promptly disclose to the Company any ideas, inventions or discoveries, whether or not patentable, which Executive may conceive or make (alone or with others) during the Employment Period, whether or not during working hours, and which, directly or indirectly
(i) relate to matters within the scope of Executive’s duties or field of responsibility during Executive’s employment with the Company; or (ii) are based on Executive’s knowledge of the actual or anticipated Business or interest of the Company Group; or (iii) are aided by the use of time, materials, facilities or information of the Company Group.

(b)    Executive hereby assigns to the Company or its designee, without further compensation, all of the right, title and interest in all such ideas, inventions or discoveries in all countries of the world except for patents currently held by Executive developed outside of employment with the Company.
(c)    Without further compensation but at the Company’s expense, Executive shall give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of Executive by the Company to enable the Company to obtain, maintain and enforce protection of such ideas, inventions and discoveries for and in the name of the Company or its designee, as the case may be, in all countries of the world. However, should Executive render any of the services in this Section 2.7(c) during a two (2) year period following termination of Executive’s employment, Executive shall be compensated at a rate per hour equal to the Base Salary Executive received from the Company at the time of termination and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

ARTICLE III MISCELLANEOUS
3.1    Executive’s Representations. Executive hereby represents and warrants to the
Company that (i) Executive’s execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that she fully understands the terms and conditions contained herein.
3.2    Survival. Sections 2.5, 2.6 and 2.7 and Sections 3.3 through 3.14 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.
3.3    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via email to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:            c/o TIC Solutions, Inc.
At the Company’s principal address as set forth in

the Company’s SEC filings
Attention: Chief Financial Officer
Kristin.schultes@tics.com
Copy (which will not constitute notice) to:

Greenberg Traurig, P.A.
401 East Las Olas Boulevard Suite 2000
Fort Lauderdale, FL 33301
Attention: Brian Gavsie
Email: brian.gavsie@gtlaw.com

To Executive:    Jennifer Phan
At the address on file with the Company,
or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.
3.4    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law and a court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.
3.5    Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company, and their respective successors and assigns. This Agreement is personal to Executive and except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive. This Agreement shall also be enforceable by the Executive against any of the Company’s successors or assigns.
3.6    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
3.7    Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
3.8    Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.
3.9    Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter (including, but not limited to, any offer letter entered into by and between the parties which, for the avoidance of doubt, shall no longer have any force or effect as of the Effective
Date).
3.10    Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and by a duly authorized officer of the Company.
3.11    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic law of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

3.12    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 2.5, 2.6 and 2.7 hereof, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
3.13    Exit Interview. To ensure a clear understanding of this Agreement, Executive agrees, at the time of termination of Executive’s employment, to engage in an exit interview with the Company at a time and place designated by the Company and at the Company’s expense. Executive understands and agrees that during said exit interview, Executive may be required to confirm that she will comply with her on-going obligations under this Agreement. The Company may elect, at its option, to conduct the exit interview by telephone.
3.14    Future Employment. Executive shall disclose the existence of this Agreement to any new employer or potential new employer which offers products or services that compete with the Company’s Business if such new employment commences within twelve (12) months following Executive’s termination of employment with the Company. Executive consents to the Company informing any subsequent employer of Executive, or any entity which the Company in good faith believes is, or is likely to be, considering employing Executive, of the existence and terms of this Agreement if such subsequent employment commences (or is expected to commence) within twelve
(12) months following the Executive’s termination of employment with the Company.
3.15    Effectiveness of Agreement. This Agreement has been executed and delivered on the date set forth on the signature page below and shall automatically become effective on the Effective Date.
3.16    Section 409A. To the extent that any payments pursuant to this Agreement are subject to Section 409A, it is intended that this Agreement shall be administered in a manner that will comply with or meet an exception from Section 409A and this Agreement shall be interpreted in accordance with such intent. Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive. The right to Taxable
Reimbursement, or in- kind benefits, shall not be subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth above and it shall be automatically effective as of the Effective Date.

TIC SOLUTIONS, INC.

By: /s/ Ben Heraud
Name: Ben Heraud
Title: Chief Executive Officer
IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth above and it shall be automatically effective as of the Effective Date.

EXECUTIVE

By: /s/ Jennifer Phan
                                Name: Jennifer Phan
                                GT DRAFT: 4/28/26

EXHIBIT A FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1.    (“Executive”), for herself and her family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 2.4 (other than earned and accrued obligations) of the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge TIC Solutions, Inc. (the “Company”), its subsidiaries (including, without limitation, Rockwood Service Corporation), affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged her to consult with an attorney of her choosing, and through this General Release of Claims encourages her to consult with her attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that she understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that she may have as of the date hereof. Executive further understands that by signing this General Release of Claims she is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to Section 2.3(c) and/or 2.4 of the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (v) any rights as a holder of equity securities of the Company and (vi) any non-waivable rights as a matter of law.

2.    Executive represents that she has not filed against the Released Parties any complaints, charges, or lawsuits arising out of her employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that she will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished her right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived her rights under ADEA.

3.    Executive hereby acknowledges that the Company has informed her that she has up to [twenty-one (21)][forty-five (45)] days to sign this General Release of Claims and she may knowingly and voluntarily waive that [twenty-one (21)][forty-five (45)] day period by signing this General Release of Claims earlier. Executive also understands that she shall have seven (7) days following the date on which she signs this General Release of Claims within which to revoke it by providing a written notice of her revocation to the Company.
4.    Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the· internal laws of the State of Texas applicable to contracts made and to be performed entirely within such State.

5.    Executive acknowledges that she has read this General Release of Claims, that she has been advised that she should consult with an attorney before she executes this general release of claims, and that she understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.    This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

JENNIFER PHAN
    , 20